MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3
                        LEGG MASON INVESTORS TRUST, INC.
                       LEGG MASON FINANCIAL SERVICES FUND

            Legg Mason Investors Trust, Inc. hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of Legg Mason Financial Services Fund (the "Fund").

A.          GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:
            -----------------------------------------------

            1. Class A Shares. Class A shares of the Fund are generally offered and sold subject to an initial sales charge. This initial sales charge may be waived for certain eligible purchasers and reduced for certain other eligible purchasers.

            Class A shares of the Fund are available to all investors except those qualified to purchase Navigator Class shares.

            The maximum sales charge is 4.75% of the public offering price for Class A shares of the Fund.

            Class A shares of the Fund which were purchased pursuant to the sale charge waiver for purchases of $1 million or more are subject to a contingent deferred sales charge ("CDSC") of 1.00% of net asset value of the Class A shares of the Fund at the time of the purchase or sale, whichever is less, on shares redeemed within one year of such purchase. Class A shares of the Fund held one year or longer and Class A shares of the Fund acquired through reinvestment of dividends or capital gains distributions on shares otherwise subject to this Class A CDSC are not subject to the CDSC.

            Class A shares of the Fund are subject to an annual service fee of 0.25% of the average daily net assets of the Class A shares of the Fund under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940Act.

            2.  Primary  Class  Shares.  Primary  Class  shares  of the Fund are
offered  and  sold  without   imposition   of  an  initial  sales  charge  or  a
contingent deferred sales charge.

            Primary Class shares of the Fund are available to all investors except those qualified to purchase Navigator Class shares.

            Primary Class shares of the Fund are subject to an annual distribution fee of up to 0.75% of the average daily net assets of the Primary Class shares of the Fund and an annual service fee of 0.25% of the average daily net assets of the Primary Class shares of the Fund under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

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            3. Navigator  Class Shares.  Navigator  Class shares are offered and sold without imposition of an initial sales charge or a contingent deferred sales charge and are not subject to any service or distribution fees.

            Navigator Class shares are currently offered for sale only to: (i) Institutional Clients of Legg Mason Trust Company for which they exercise discretionary investment management responsibility and accounts of the customers with such Institutional Clients ("Customers"); (ii) Qualified retirement plans managed on a discretionary basis and having net assets of at least $200 million;
(iii) Clients of Bartlett & Co. who, as of December 19, 1996, were shareholders of Bartlett Short Term Bond Fund or Bartlett Fixed Income Fund and for whom Bartlett acts as an ERISA fiduciary; (iv) Any qualified retirement plan of Legg Mason, Inc. or of any of its affiliates; (v) Certain institutions who were clients of Fairfield Group, Inc. as of February 28, 1999 for investment of their own monies and monies for which they act in a fiduciary capacity; and (vi) Shareholders of Class Y shares of Bartlett Europe Fund or Bartlett Financial Services Fund on October 5, 1999. Navigator Class shares are also available for purchase by exchange as described below.

B.          EXPENSE ALLOCATIONS OF EACH CLASS:
            ---------------------------------

            Certain expenses may be attributable to a particular Class of shares of the Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

            In addition to the distribution and service fees described above, each Class may also pay a different amount of the following other expenses:

            (1) legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific Class;

            (2)   Blue Sky fees incurred by a specific Class of shares;

            (3)   SEC registration fees incurred by a specific Class of shares;

            (4) expenses of administrative personnel and services required to support the shareholders of a specific Class of shares;

            (5) Directors' fees incurred as a result of issues relating to a specific Class of shares;

            (6) litigation expenses or other legal expenses relating to a specific Class of shares;

            (7)   transfer  agent  fees  and  shareholder   servicing   expenses
                  identified as being attributable to a specific Class; and

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

            (8) such other expenses actually incurred in a different amount by a Class or related to a Class' receipt of services of a different kind or to a different degree than another Class.

            All other expenses are allocated between the classes on the basis of their relative net assets.

C.          EXCHANGE PRIVILEGES:
            -------------------

            Class A, Primary Class and Navigator Class shares of the Fund may be exchanged for shares of the corresponding Class of other Legg Mason funds, or may be acquired through an exchange of shares of the corresponding Class of other Legg Mason funds.

            Legg Mason U.S. Government Money Market Portfolio, Legg Mason Cash Reserve Trust and Legg Mason Tax Exempt Trust (collectively referred to as "Legg Mason Money Market Funds") currently offer only one class of shares. So long as a Legg Mason Money Market Fund offers only a single class of shares, Class A, Primary Class and Navigator Class shares of the Fund may be exchanged for shares of that Legg Mason Money Market Fund, or may be acquired through an exchange of shares of that Money Market Fund. An investor exchanging from a Legg Mason Money Market Fund may exchange only into the class of shares the investor is eligible to purchase.

            These exchange privileges may be modified or terminated by the Fund in certain instances, and exchanges may be made only into funds that are legally available for sale in the investor's state of residence.

D.          CLASS DESIGNATION:
            -----------------

            Subject to approval by the Board of Directors, the Fund may alter the nomenclature for the designations of one or more of its Classes of shares.

E.          ADDITIONAL INFORMATION:
            ----------------------

            This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable Classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for the Fund contains additional information about the Classes and the Fund's multiple class structure.

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

F.          DATE OF EFFECTIVENESS:
            ---------------------

            This Multiple Class Plan is effective on October 5, 1999, provided that this Plan shall not become effective with respect to the Fund unless such action has first been approved by the vote of a majority of the Board of Directors of Legg Mason Investors Trust, Inc. and by vote of a majority of those directors who are not interested persons.


October 5, 1999


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